Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

SORRENTO THERAPEUTICS, INC.

Under Section 242 of the Delaware General Corporation Law

Sorrento Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph at the end of Article Fourth as paragraph C:

On July 30, 2013 at 5:00 pm EDT (the “Effective Time”) pursuant to the Delaware General Corporation Law and this amendment to the Corporation’s Restated Certificate of Incorporation, each twenty-five (25) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number (after aggregating all fractional shares to be received by a holder). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 30th day of July, 2013.

/s/ Henry Ji
Henry Ji
Chief Executive Officer & President

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